Exhibit 99.1
FOR IMMEDIATE RELEASE
February 5, 2013
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2013
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first quarter ended December 29, 2012. Diluted earnings per share (EPS) for the quarter was $0.77, but excluding certain items affecting comparability EPS was $0.79 compared to $0.80 in the prior-year quarter.

“After delivering another record year of growth in 2012, we're off to a solid start in Fiscal 2013,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company.  “Our ongoing success is driven by our long-term strategy, the strength of our brands and businesses, and our high quality family entertainment.”

The following table summarizes the first quarter results for fiscal 2013 and 2012 (in millions, except per share amounts):

	Quarter Ended
	December 29, 2012	December 31, 2011	Change
Revenues	$11,341	$10,779	5%
Segment operating income (1)	$2,380	$2,444	(3)%
Net income (2)	$1,382	$1,464	(6)%
Diluted EPS (2)	$0.77	$0.80	(4)%
Cash provided by operations	$1,144	$1,734	(34)%
Free cash flow (1)	$599	$1,100	(46)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current quarter includes charges related to the Celador litigation ($321 million) and our share of expense associated with an equity redemption at Hulu LLC (Hulu Equity Redemption) ($55 million), a gain on the sale of our 50% interest in ESPN STAR Sports ($219 million) and a tax benefit related to prior-year foreign earnings ($64 million). Collectively, these items had a net adverse impact on EPS of $0.02.

SEGMENT RESULTS
The following table summarizes the first quarter segment operating results for fiscal 2013 and 2012 (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011	Change
Revenues:
Media Networks	$5,101	$4,779	7%
Parks and Resorts	3,391	3,155	7%
Studio Entertainment	1,545	1,618	(5)%
Consumer Products	1,013	948	7%
Interactive	291	279	4%
	$11,341	$10,779	5%
Segment operating income (loss):
Media Networks	$1,214	$1,193	2%
Parks and Resorts	577	553	4%
Studio Entertainment	234	413	(43)%
Consumer Products	346	313	11%
Interactive	9	(28)	nm
	$2,380	$2,444	(3)%

Media Networks
Media Networks revenues for the quarter increased 7% to $5.1 billion and segment operating income increased 2% to $1.2 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011	Change
Revenues:
Cable Networks	$3,538	$3,309	7%
Broadcasting	1,563	1,470	6%
	$5,101	$4,779	7%
Segment operating income:
Cable Networks	$952	$967	(2)%
Broadcasting	262	226	16%
	$1,214	$1,193	2%
Cable Networks
Operating income at Cable Networks decreased $15 million to $952 million for the quarter due to a decrease at ESPN, partially offset by growth at the domestic Disney Channels, ABC Family and A&E Television Networks (AETN). The decrease at ESPN was driven by higher programming and production costs, partially offset by higher affiliate revenue. The increase in programming and production costs reflected contractual rate increases for college football and the NFL and an increase in the number of NBA games due to the lockout in the prior year. The increase in affiliate revenue was due to contractual rate increases and a reduction in revenue deferrals related to annual programming commitments. During the quarter we deferred $154 million of revenue compared to $190 million in the prior-year quarter. The decrease in revenue deferrals was due to changes in the provisions related to annual programming commitments in certain affiliate contracts. At the domestic Disney Channels, growth was driven by higher affiliate revenue due to contractual rate increases. The improvement at ABC Family was driven by higher advertising sales reflecting higher units sold and lower marketing costs. Higher equity income from AETN reflected higher affiliate and advertising revenues, partially offset by higher marketing costs, along with the benefit of the increase in the Company's ownership from 42% to 50%.

Broadcasting
Operating income at Broadcasting increased $36 million to $262 million driven by increased advertising revenues at the ABC Television Network and owned television stations and higher program sales, partially offset by higher primetime network programming costs. The increase in network advertising revenues was primarily due to higher advertising rates and higher online advertising, partially offset by lower ratings and fewer units sold. Higher advertising revenue at the owned television stations reflected increased political advertising. Program sales growth was driven by Revenge and Once Upon A Time. Higher programming costs were due to more hours of first run original scripted programming in the current quarter.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 7% to $3.4 billion and segment operating income increased 4% to $577 million. Results for the quarter were driven by an increase at our domestic operations, partially offset by a decrease at our international operations.
Higher operating income at our domestic operations was primarily due to increased guest spending at both Walt Disney World Resort and Disneyland Resort, the addition of the Disney Fantasy cruise ship which launched in March 2012, attendance growth at Disneyland Resort, and higher occupied room nights at Walt Disney World Resort. These increases were partially offset by higher operating costs and lower average cruise ship ticket prices driven by a cruise itinerary out of a new port location for the Disney Magic. Increased guest spending reflected higher average ticket prices, daily hotel room rates and food, beverage and merchandise spending. Higher operating costs were due to resort expansion and new guest offerings, including the addition of the Disney Fantasy and investments in systems infrastructure at Walt Disney World Resort, as well as labor and other cost inflation.
Lower results from our international operations reflect higher costs due to new guest offerings and labor cost inflation at Disneyland Paris and start up costs at Shanghai Disney Resort, partially offset by increased guest spending at Hong Kong Disneyland Resort.

Studio Entertainment
Studio Entertainment revenues decreased 5% to $1.5 billion and segment operating income decreased 43% to $234 million.
Lower operating income for the quarter was driven by decreases in home entertainment and theatrical distribution, partially offset by an increase in television and subscription video on demand (TV/SVOD) distribution.
The decrease at home entertainment was due to lower unit sales reflecting the strong performance of The Lion King Diamond Release in the prior-year quarter compared to the Cinderella Diamond Release in the current quarter. Additionally, the prior-year quarter included Cars 2, which had lower production cost amortization given the strength of its merchandise licensing revenues, compared to Brave in the current quarter.
The decline in theatrical distribution was driven by marketing and distribution costs for Lincoln and Monsters, Inc. 3D in the current quarter, the continuing strong performance in the prior year of The Lion King 3D, which was released in Q4 2011, and one additional new Disney theatrical title in wide release in the current quarter.  Key new Disney titles in wide release in the current quarter were Wreck-it Ralph and Frankenweenie, while The Muppets was released in the prior-year quarter.
The operating income increase in TV/SVOD distribution was primarily due to a domestic SVOD sale of library titles in the current quarter and higher international sales driven by the timing of title availabilities.

Consumer Products
Consumer Products revenues increased 7% to $1.0 billion and segment operating income increased 11% to $346 million. Higher operating income was due to increases at Merchandise Licensing and at our retail business.
The increase at Merchandise Licensing was due to lower revenue share with the Studio Entertainment segment which reflected a higher mix of revenues from properties subject to the revenue share in the prior-year quarter driven by sales of Cars merchandise.
At our retail business, higher operating income was driven by higher comparable store sales in Japan and growth in North America which benefited from higher online sales, comparable store sales growth and store format changes.

Interactive
Interactive revenues for the quarter increased 4% to $291 million and segment operating results improved from a loss of $28 million to income of $9 million. Higher operating results were driven by lower acquisition accounting impacts at our social games business which were adverse in the prior-year quarter and growth at our Japan mobile business from a new licensing agreement for Disney branded mobile phones and content.

OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $16 million to $123 million for the quarter. The increase was driven by the timing of allocations to the operating segments.

Net Interest Expense
Net interest expense was as follows (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011	Change
Interest expense	$(92)	$(116)	21%
Interest and investment income	20	26	(23)%
Net interest expense	$(72)	$(90)	20%
The decrease in net interest expense for the quarter was due to lower effective interest rates.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 29, 2012	December 31, 2011	Change
Effective Income Tax Rate	29.1%	32.1%	3.0	ppt
The decrease in the effective tax rate for the quarter was primarily due to an increase in the amount of prior-year earnings from foreign operations indefinitely reinvested outside of the United States which are subject to foreign tax rates lower than the federal statutory income tax rate. The impact of the increase in the prior-year earnings from foreign operations as well as certain other items affecting comparability benefited the effective tax rate by 4.3 percentage points. (See Footnote 1 to the reconciliation of reported EPS to EPS excluding certain items in the Non-GAAP Financial Measures section for further information on the effective tax rate).

Noncontrolling Interests
Net income attributable to noncontrolling interests decreased $1 million to $56 million for the quarter due to higher recognition of royalties and management fees at Disneyland Paris and start up costs at Shanghai Disney Resort, partially offset by an increase in net income at ESPN. The increase at ESPN was due to the gain on the sale of our 50% equity interest in ESPN STAR Sports, partially offset by lower operating results. Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011	Change
Cash provided by operations	$1,144	$1,734	$(590)
Investments in parks, resorts and other property	(545)	(634)	89
Free cash flow (1)	$599	$1,100	$(501)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for the first quarter of fiscal 2013 decreased 34% or $590 million to $1.1 billion as compared to the first quarter of fiscal 2012. The decrease was due to the timing of receivable collections at Media Networks and cash disbursements at Corporate.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011
Media Networks
Cable Networks	$31	$20
Broadcasting	12	10
Total Media Networks	43	30
Parks and Resorts
Domestic	242	358
International	176	123
Total Parks and Resorts	418	481
Studio Entertainment	10	17
Consumer Products	6	16
Interactive	3	4
Corporate	65	86
Total investments in parks, resorts and other property	$545	$634
Capital expenditures decreased from $634 million to $545 million driven by a decrease at domestic Parks and Resorts, partially offset by an increase at international Parks and Resorts. The decrease at our domestic Parks and Resorts was primarily due to lower spending for resort expansion and new guest offerings at Disneyland Resort and Walt Disney World Resort as compared to the prior-year quarter which included Cars Land and Disney's Art of Animation. The increase at our international Parks and Resorts was due to construction costs at Shanghai Disney Resort, partially offset by decreased spending on the resort expansion at Hong Kong Disneyland Resort.

Depreciation expense was as follows (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011
Media Networks
Cable Networks	$32	$34
Broadcasting	24	23
Total Media Networks	56	57
Parks and Resorts
Domestic	255	224
International	80	79
Total Parks and Resorts	335	303
Studio Entertainment	9	13
Consumer Products	14	13
Interactive	5	4
Corporate	54	46
Total depreciation expense	$473	$436

Borrowings
Total borrowings and net borrowings are detailed below (in millions):

	December 29, 2012	September 29, 2012	Change
Current portion of borrowings	$4,815	$3,614	$1,201
Long-term borrowings	12,633	10,697	1,936
Total borrowings	17,448	14,311	3,137
Less: cash and cash equivalents	(3,207)	(3,387)	180
Net borrowings (1)	$14,241	$10,924	$3,317

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.
The total borrowings shown above include $269 million and $267 million attributable to our consolidated international theme parks as of December 29, 2012 and September 29, 2012, respectively. Cash and cash equivalents attributable to our consolidated international theme parks totaled $320 million and $548 million as of December 29, 2012 and September 29, 2012, respectively.

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, borrowings, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items:

	Quarter Ended
	December 29, 2012 (1)	December 31, 2011	Change
Diluted EPS as reported	$0.77	$0.80	(4)%
Exclude:
Other income/(expense), net (2)	0.04	—	nm
Hulu Equity Redemption charge	0.02	—	nm
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States	(0.04)	—	nm
Diluted EPS excluding certain items	$0.79	$0.80	(1)%

(1)	The following table reconciles the effective tax rate in EPS as reported to the effective tax rate in EPS excluding certain items (dollars in millions).

	Pre-Tax Income/(Loss)	Tax Benefit/(Expense)	After-Tax Income/(Loss)	Effective Tax Rate
As reported	$2,028	$(590)	$1,438	29.1%
Exclude:
Other income/(expense), net	(102)	55	(47)
Hulu Equity Redemption charge	(55)	20	(35)
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States	—	64	64
Excluding items affecting comparability	$2,185	$(729)	$1,456	33.4%

(2) Other income/(expense), net for the current year includes the Celador litigation charge ($321 million) partially offset by the gain on the sale of our interest in ESPN STAR Sports ($219 million).

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	December 29, 2012	December 31, 2011
Segment operating income	$2,380	$2,444
Corporate and unallocated shared expenses	(123)	(107)
Restructuring and impairment charges	—	(6)
Other income/(expense), net	(102)	—
Net interest expense	(72)	(90)
Hulu Equity Redemption charge	(55)	—
Income before income taxes	2,028	2,241
Income taxes	(590)	(720)
Net income	$1,438	$1,521
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 5, 2013, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 19, 2013 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2012 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	December 29, 2012	December 31, 2011
Revenues	$11,341	$10,779
Costs and expenses	(9,249)	(8,587)
Restructuring and impairment charges	—	(6)
Other income/(expense), net	(102)	—
Net interest expense	(72)	(90)
Equity in the income of investees	110	145
Income before income taxes	2,028	2,241
Income taxes	(590)	(720)
Net income	1,438	1,521
Less: Net income attributable to noncontrolling interests	(56)	(57)
Net income attributable to The Walt Disney Company (Disney)	$1,382	$1,464

Earnings per share attributable to Disney:
Diluted	$0.77	$0.80
Basic	$0.78	$0.81

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,800	1,824
Basic	1,777	1,798

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	December 29, 2012	September 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,207	$3,387
Receivables	7,315	6,540
Inventories	1,440	1,537
Television costs and advances	864	676
Deferred income taxes	762	765
Other current assets	734	804
Total current assets	14,322	13,709
Film and television costs	4,811	4,541
Investments	2,622	2,723
Parks, resorts and other property, at cost
Attractions, buildings and equipment	39,351	38,582
Accumulated depreciation	(21,186)	(20,687)
	18,165	17,895
Projects in progress	2,336	2,453
Land	1,170	1,164
	21,671	21,512
Intangible assets, net	7,532	5,015
Goodwill	27,433	25,110
Other assets	2,251	2,288
Total assets	$80,642	$74,898

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,767	$6,393
Current portion of borrowings	4,815	3,614
Unearned royalties and other advances	2,916	2,806
Total current liabilities	14,498	12,813

Borrowings	12,633	10,697
Deferred income taxes	2,854	2,251
Other long-term liabilities	7,287	7,179
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	32,662	31,731
Retained earnings	43,022	42,965
Accumulated other comprehensive loss	(3,128)	(3,266)
	72,556	71,430
Treasury stock, at cost, 1.0 billion shares	(31,540)	(31,671)
Total Disney Shareholders' equity	41,016	39,759
Noncontrolling interests	2,354	2,199
Total equity	43,370	41,958
Total liabilities and equity	$80,642	$74,898

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	December 29, 2012	December 31, 2011
OPERATING ACTIVITIES
Net income	$1,438	$1,521
Depreciation and amortization	514	485
Gain on disposition	(219)	—
Deferred income taxes	(236)	(14)
Equity in the income of investees	(110)	(145)
Cash distributions received from equity investees	192	161
Net change in film and television costs and advances	(187)	(256)
Equity-based compensation	100	100
Other	86	148
Changes in operating assets and liabilities:
Receivables	(934)	(643)
Inventories	95	52
Other assets	42	23
Accounts payable and other accrued liabilities	(314)	(373)
Income taxes	677	675
Cash provided by operations	1,144	1,734

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(545)	(634)
Proceeds from disposition	335	—
Acquisitions	(2,265)	(361)
Other	10	17
Cash used in investing activities	(2,465)	(978)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	994	(976)
Borrowings	3,037	1,590
Reduction of borrowings	(776)	(49)
Dividends	(1,300)	—
Repurchases of common stock	(1,044)	(800)
Proceeds from exercise of stock options	124	114
Other	101	(9)
Cash provided by/(used in) financing activities	1,136	(130)

Impact of exchange rates on cash and cash equivalents	5	(45)

Increase/(decrease) in cash and cash equivalents	(180)	581
Cash and cash equivalents, beginning of period	3,387	3,185
Cash and cash equivalents, end of period	$3,207	$3,766

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601